PHOENIX ABERDEEN WORLDWIDE OPPORTUNITIES FUND
CIK Number 0000034273
Semi-Annual 12-31-03 Filing

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Class A 1279, Class B 24 and Class C 9.

73A1/73A2-
Class A .0880, Class B .0240 and Class C .0250.

74U1/74U2-
Class A 14,675, Class B 984, and Class C 377

74V1/74V2-
Class A $7.46, Class B $6.84, and Class C $6.82